Exhibit 10.1

AMENDMENT AGREEMENT

THIS AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of October 31, 2023, by and between Metal Sky Star Acquisition Corp., a Cayman Islands corporation (the “Company”), Wilmington Trust, National Association, a national banking association (the “Trustee”), and Vstock Transfer LLC, as transfer agent for the Company’s securities (“Vstock”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated March 30, 2022, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, as of the business day immediately prior to the date first specified above, funds for a total of 3,202,416 unredeemed public shares and public units are on deposit in the Trust Account;

WHEREAS, the fifth recital of the Trust Agreement provides that the time period within which the Company may complete a business combination may be extended in additional increments of one-month up to a total of 12 additional months from the closing date of the Offering, subject to the payment into the Trust Account by the Sponsor (or its designees or affiliates) of the sum of $333,333 per month (or $383,332 in the event that the Underwriters’ option to purchase additional units is exercised in full) (the “Extension Payment”), representing the sum of $0.033 per Ordinary Share sold to Public Stockholders;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account and distribute the Property in the Trust Account after (x) receipt of, and only in accordance with, a Termination Letter; or (y) upon the date which is the later of (1) 12 months after the closing of the Offering or (2) such later date up to 21 months after closing of the Offering as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated memorandum and articles of association, if a Termination Letter has not been received by the Trustee prior to such date;

WHEREAS, Section 6(c) of the Trust Agreement provides that Section 1(i) of the Trust Agreement may only be amended with the approval of the holders of the affirmative vote of sixty-five percent (65%) of the then outstanding Ordinary Shares of the Company voting together as a single class (the “Consent of the Stockholders”);

WHEREAS, the Company obtained the Consent of the Stockholders to approve this Amendment; and

WHEREAS, the parties desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendments to Trust Agreement.

(a)	The fifth recital to the Trust Agreement is hereby amended and restated as follows:

WHEREAS, the Company’s ability to complete a business combination may be extended by up to six (6) additional increments of one-month each until August 5, 2024, subject to the payment into the Trust Account by the Sponsor (or its designees or affiliates) of an amount for each one-month extension equal to the lesser of (i) $50,000 for all remaining public shares and (ii) $0.033 per public share for each remaining Ordinary Share held by a Public Stockholder (the “Monthly Extension Payment”), and which Monthly Extension Payments, if any, shall be added to the Trust Account.

(b)	The following new recital to the Trust Agreement is hereby inserted as the sixth recital on page 1 of the Trust Agreement

WHEREAS, on October 30, 2023, the Company’s stockholders approved an extension of the deadline to consummate an initial Business Combination from February 5, 2024 to August 5, 2024; and

(c)	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

(i) Commence liquidation of the Trust Account only after and within two business days following (x) receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by an Authorized Representative (as such term is defined below), in coordination with the Company and Vstock and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes (net of any taxes payable and less up to $50,000 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and other documents referred to therein, or (y) upon the date which is the later of (1) August 5, 2024 and (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes (net of any taxes payable and less up to $50,000 of interest that may be released to the Company to pay dissolution expenses) shall be distributed to the Public Stockholders of record as of such date as reflected in the records of Vstock; provided, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders;

2.	Miscellaneous Provisions.

2.1. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3. Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4. Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5. Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6. Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

METAL SKY STAR ACQUISITION CORPORATION

By:	/s/ Wenxi He
Name:	Wenxi He
Title:	Chief Executive Officer

Wilmington Trust, National Association, as Trustee

By:	/s/ David B. Young
Name:	David B. Young
Title:	Vice President

Vstock Transfer, LLC

By:	/s/ Jenny Chen
Name:	Jenny Chen
Title:	Compliance Officer

3